UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 8, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K with respect to Steven R. Fife’s Offer Letter (as defined below) and Severance Agreement (as defined below) is hereby incorporated into this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of Steven R. Fife as Vice President of Finance, Chief Financial Officer and Secretary.

On October 9, 2012, Active Power, Inc. (the “Company”) announced that Steven R. Fife has been appointed as the Company’s Vice President of Finance, effective immediately, and will be appointed as the Company’s Chief Financial Officer and Secretary, effective as of the later of (i) October 31, 2012 or (ii) the departure of John Penver as Chief Financial Officer of the Company.

Mr. Fife, age 53, served as the interim Chief Financial Officer of the Women’s Initiative for Self Employment from April 2011 until August 2012.  Previously, he served as the Chief Financial Officer and Secretary of LECG Corp. from August 2007 until August 2010.  He has also held senior finance positions at several other major companies, including Senior Corporate Controller at Gilead Sciences, Vice President and Corporate Controller for Amkor Technologies, and a variety of financial posts at JDS Uniphase and Optical Coating Laboratory, Inc.  Mr. Fife served in a similar capacity at PMC Sierra.  Mr. Fife began his career at Deloitte & Touche, where he spent nine years serving as a senior audit manager for numerous public company clients.  He earned a Bachelor of Science in Accounting from Brigham Young University in 1983.

There are no family relationships between Mr. Fife and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Fife’s offer letter, dated October 1, 2012 (the “Offer Letter”), provides that Mr. Fife will be paid an annual base salary of $280,000 and will be eligible to earn a bonus of up to 60% of his base salary at the target objective, subject to the terms and conditions of the Company’s executive bonus program, as approved from time to time by the Board.  The Offer Letter further provides that, subject to the approval of the Board, Mr. Fife will receive an option to purchase 300,000 shares of the Company’s Common Stock (the “Option Shares”) and 100,000 restricted stock units (“RSUs”).  The Option Shares and RSUs will vest over four years, with 25% of the Option Shares and RSUs vesting on the one-year anniversary of Mr. Fife’s vesting commencement date and the remaining Option Shares and RSUs vesting in a series of twelve successive equal quarterly installments.  The Company will also provide Mr. Fife with vacation and health benefits, as well as relocation and temporary living expense assistance.

On October 8, 2012, the Company entered into a written severance benefits agreement (the “Severance Agreement”) with Mr. Fife.  The Severance Agreement provides that if Mr. Fife’s employment is terminated for reasons other than cause, as defined therein, or by Mr. Fife for good reason, as defined therein, then he shall be entitled to receive continued severance pay equal to twelve months of his base salary payable over such period, as well as reimbursement of health benefits during such period.  In addition, the Severance Agreement provides that the vesting under all unvested options and restricted stock units would be accelerated by twelve months and that he may be eligible, subject to approval and discretion of the Board, to all or a pro-rated portion of the bonus that would have been paid to him at the end of the year of such severance if the goals set for such bonus are achieved prior to such date of severance.

The Severance Agreement also provides that if within twelve months following a change in control, as defined therein, Mr. Fife’s employment is terminated for reasons other than cause, or by Mr. Fife for good reason, then any unvested options or shares of restricted stock held by Mr. Fife on the date of such change in control would accelerate and vest in full as of the date of the termination.  The Severance Agreement also requires that Mr. Fife enter into an employee proprietary information agreement with the Company, which agreement includes a non-competition provision.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 7.01.	Regulation FD Disclosure.

On October 9, 2012, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Active Power, Inc. dated October 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: October 9, 2012	By:	/s/ J. Douglas Milner
J. Douglas Milner
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Active Power, Inc. dated October 9, 2012.